UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2024

Synaptogenix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40458	46-1585656
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas, 3rd Floor
New York, New York 10036
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (973) 242-0005

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SNPX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fourth Amendment to the Offer Letter of Dr. Alan J. Tuchman, M.D.

As previously disclosed, on December 7, 2020, Synaptogenix, Inc. (the “Company”) entered into an offer letter with Dr. Alan J. Tuchman, M.D., pursuant to which Dr. Tuchman agreed to serve as the Company’s Chief Executive Officer, and such letter was further amended on June 20, 2024 to extend the term of Dr. Tuchman’s employment through December 7, 2024 (as amended, the “Offer Letter”). On December 16, 2024, the Company entered into a fourth amendment to the Offer Letter (the “Fourth Amendment”) to extend the term of Dr. Tuchman’s employment through January 31, 2025, with automatic monthly renewals thereafter unless earlier terminated in accordance with the terms of the Fourth Amendment.

Pursuant to the Fourth Amendment, the Company and Dr. Tuchman agreed to reduce Dr. Tuchman’s base monthly salary to the rate of $12,500 per month. This reduction in salary is effective January 1, 2025.

Consulting Agreement with Dr. Daniel L. Alkon, M.D.

Effective as of January 1, 2025, the Company entered into a consulting agreement with Dr. Daniel L. Alkon, M.D., the Company’s President and Chief Scientific Officer (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Dr. Alkon will provide consulting services which are expected to include, but not be limited to, his role as the Company’s President and Chief Scientific Officer, on a monthly basis, until either the Company or Dr. Alkon terminates the Consulting Agreement.

Pursuant to the Consulting Agreement, the Company and Dr. Alkon agreed to reduce Dr. Alkon’s consulting fee to the rate of $16,000 per month. This reduction in consulting fee is effective January 1, 2025.

The foregoing descriptions of the Fourth Amendment and the Consulting Agreement do not purport to be complete and are qualified in the entirety by reference to the full text of the Fourth Amendment and the Consulting Agreement, copies of which are filed as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.	Other Events.

Press Release

On December 20, 2024, the Company issued a press release announcing the formation of a special committee to explore strategic opportunities to create and enhance value for investors. A copy of the press release is attached as Exhibit 99.1 hereto.

Termination of Agreement related to Bryostatin-1 clinical trial

On December 20, 2024, the Company announced via press release that it engaged in various actions designed to reduce the Company’s burn rate related to clinical trials for Bryostatin-1, the Company’s novel drug candidate targeting the activation of Protein Kinase C Epsilon. Among the actions taken was the delivery of a termination notice pursuant to its agreement to conduct a Phase 1 trial of Bryostatin-1 in multiple sclerosis, due to the slow pace of enrollment in the clinical trial.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Amendment to the offer letter, dated December 16, 2024, by and between the Company and Alan J. Tuchman, M.D.
10.2	Consulting Agreement, dated December 16, 2024, by and between the Company and Dr. Daniel L. Alkon, M.D.
99.1	Press release, dated December 20, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNAPTOGENIX, INC.

Date: December 20, 2024	By:	/s/ Robert Weinstein
	Name:	Robert Weinstein
	Title:	Chief Financial Officer